Filed Pursuant to Rule 433

File No. 333-201074

FINAL TERM SHEET

Dated July 6, 2017

WAL-MART STORES, INC.

¥70,000,000,000 0.183% Notes Due 2022

¥40,000,000,000 0.298% Notes Due 2024

¥60,000,000,000 0.520% Notes Due 2027

Name of Issuer:	Wal-Mart Stores, Inc. (“Walmart”).

Title of Securities:	0.183% Notes Due 2022 (“2022 Notes”).

0.298% Notes Due 2024 (“2024 Notes”).

0.520% Notes Due 2027 (“2027 Notes”).

Aggregate Principal Amount:	¥70,000,000,000 (2022 Notes).

¥40,000,000,000 (2024 Notes).

¥60,000,000,000 (2027 Notes).

Issue Price (Price to Public):	100.000% of principal amount (2022 Notes).

100.000% of principal amount (2024 Notes).

100.000% of principal amount (2027 Notes).

Maturity:	July 15, 2022 (2022 Notes).

July 18, 2024 (2024 Notes).

July 16, 2027 (2027 Notes).

Coupon (Interest Rate):	0.183% (2022 Notes).

0.298% (2024 Notes).

0.520% (2027 Notes).

Yield to Maturity:	0.183% (2022 Notes).

0.298% (2024 Notes).

0.520% (2027 Notes).

Interest Payment Dates:	Interest will accrue on the 2022 Notes from July 18, 2017 and will be payable on January 15 and July 15 of each year, beginning on January 15, 2018.

Interest will accrue on the 2024 Notes from July 18, 2017 and will be payable on January 18 and July 18 of each year, beginning on January 18, 2018.

Interest will accrue on the 2027 Notes from July 18, 2017 and will be payable on January 16 and July 16 of each year, beginning on January 16, 2018.

Interest Payment Record Dates:	In the case of the 2022 Notes, January 1 and July 1 of each year.

In the case of the 2024 Notes, January 4 and July 4 of each year.

In the case of the 2027 Notes, January 2 and July 2 of each year.

Mandatory Redemption Provisions:	No mandatory redemption provisions apply to any series of Notes.

Optional Redemption Provisions:	No optional redemption provisions apply to any series of Notes.

Redemption upon Tax Event:	Walmart may, at its option, redeem a series of the Notes in whole but not in part only upon the occurrence of certain events relating to U.S. taxation as described under the caption “Description of the Debt Securities–Redemption upon Tax Event” in the Prospectus dated December 19, 2014 and under the caption “Description of the Notes–Redemption upon Tax Event” in the Preliminary Prospectus Supplement dated June 23, 2017 relating to the Notes.

Sinking Fund Provisions:	None.

Payment of Additional Amounts:	Applicable.

Legal Format:	SEC registered.

Net Proceeds to Walmart (after

    underwriting discounts and

    commissions and before listing and

offering expenses):	¥69,755,000,000 (2022 Notes).

¥39,840,000,000 (2024 Notes).

¥59,730,000,000 (2027 Notes).

Settlement Date:	July 18, 2017 (T+6 Tokyo business days).

Joint Book-Running Managers:	Goldman Sachs International

Merrill Lynch International

MUFG Securities EMEA plc

HSBC Securities (USA) Inc.

Morgan Stanley & Co. International plc

Wells Fargo Securities International Limited

Co-Managers:	The Bank of Nova Scotia, Hong Kong Branch

Standard Chartered Bank

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Selling Restrictions:	European Economic Area, United Kingdom, Canada, Hong Kong, Japan and Singapore.

CUSIP:	931142 DR1 (2022 Notes).

931142 DS9 (2024 Notes).

931142 DT7 (2027 Notes).

ISIN:	XS1645683852 (2022 Notes).

XS1645684157 (2024 Notes).

XS1645684314 (2027 Notes).

Common Code:	164568385 (2022 Notes).

164568415 (2024 Notes).

164568431 (2027 Notes).

Ratings: Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; and Fitch, AA. Walmart will apply for specific ratings for the 2022 Notes, the 2024 Notes and the 2027 Notes from S&P, Moody’s and Fitch and expects that the ratings for the Notes will be the same as for Walmart’s other long-term debt securities by such rating agencies.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-201074).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Goldman Sachs International at +44-20-7774-3904, Merrill Lynch International toll-free at +1 (800) 294-1322, or MUFG Securities EMEA plc at +44-20-7577-2206.

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